Exhibit 10.17

1LIFE HEALTHCARE, INC.

AGREEMENT

for

AMIR DAN RUBIN

This Agreement (this “Agreement”), is made and entered into as of June 27, 2017 by and between Amir Dan Rubin (“Executive”) and 1Life Healthcare, Inc. (the “Company”).

1.         Employment by the Company.

1.1 Position. Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”). Executive’s anticipated start date will be August 7, 2017 (the “Start Date”).

1.2 Duties and Location. Executive shall perform such duties as are customarily associated with the positions of President and Chief Executive Officer and such other duties consistent with such positions as are assigned to Executive by the Board. Executive’s primary office location shall be the Company’s headquarters located in the San Francisco, California area. Subject to the terms of this Agreement, the Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time including reasonable business travel.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.         Base Compensation. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $600,000 per year (the “Base Salary”), less required payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

3.         Sign-On Bonus.

3.1 Executive will receive a signing and retention bonus in the amount of $250,000, less standard payroll deductions and withholdings, to be paid to Executive within thirty (30) days of the Start Date (the “Signing Bonus”). This Signing Bonus is an advance and is being paid to Executive prior to being earned by Executive.

3.2 Executive will earn the Signing Bonus on a pro rata basis over the one-year period following Executive’s Start Date.

3.3 If, at any time during Executive’s first year of employment, Executive resigns his employment without Good Reason, or the Company terminates Executive’s employment for Cause, Executive agrees to repay a pro-rated portion of the Signing Bonus to the Company within thirty (30) days following Executive’s employment termination date. Such pro-rated portion will be equal to the Signing Bonus multiplied by a fraction, with the numerator equal to the number of calendar days remaining from the date of Executive’s termination to the one-year anniversary of the Start Date, and the denominator equal to 365. To the extent permitted by applicable law, Executive expressly authorizes the Company to deduct from his final paycheck any unearned amount of the Signing Bonus.

3.4 If at any time: (i) Executive resigns his employment for Good Reason; or (ii) Executive’s employment is terminated by the Company without Cause; then Executive shall not be required to repay the Signing Bonus or any portion thereof.

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4.         Standard Company Benefits. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion.

5.         Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, the Company agrees to reimburse the Executive for reasonable and documented legal fees incurred in the review, negotiation, drafting and execution of this Agreement, up to a cap of $10,000.

6.         Equity. Subject to approval by the Board, Executive will be provided with three (3) separate stock option awards to purchase shares of the Company’s common stock (collectively, the “Options”), pursuant to the Company’s 2017 Equity Incentive Plan (the “Equity Plan”). The Options will have a per share exercise price equal to the fair market value of the Company’s common stock as of the date of grant as determined by the Board (except as otherwise stated in this agreement with respect to the Short-Term Option), and will be governed in full by the terms and conditions of the Equity Plan and its associated stock option agreements. The Company will submit the request for approval of the grant of the Options to the Board no later than the next scheduled Board meeting following the Start Date, which is currently scheduled for September 14, 2017, and will grant the Options as soon as administratively practicable after receiving the Board’s approval.

6.1 Time-Based Option. The first Option (the “Time-Based Option”) will consist of 7,948,990 shares (the “Time-Based Initial Number”) (which approximates 7.5% of the fully-diluted capitalization of the Company). Except as provided herein, and subject to Executive’s continuous service with the Company through each such vesting date, the Time-Based Option will be subject to a five-year vesting schedule, with 20% of the shares subject to such Option to vest on the twelve (12) month anniversary of Executive’s Start Date, and the remaining shares subject to such Option to vest in equal monthly installments over a forty-eight (48) month period thereafter. Notwithstanding the foregoing, if, as of the date grant of the Time-Based Option, the fair market value of the stock underlying the Time-Based Option is greater than $4.01 per share, then the number of shares subject to the Time-Based Option shall be increased as of such date (such increase, the “Time-Based Additional Number”) as follows: first, the Company will multiply the Time-Based Initial Number by the excess of the per share fair market value over $4.01; second, the Company will divide such product by $4.01; and third, the Company will round up such quotient to the nearest whole share.

6.2 Performance Option. The second Option (the “Performance Option”) will consist of 1,589,798 shares (the “Performance Initial Number”) (which approximates 1.5% of the fully-diluted capitalization of the Company). Except as provided herein, and subject to Executive’s continuous service with the Company through such vesting date, the Performance Option will vest upon the earlier of (i) the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the common stock, pursuant to which the common stock is priced for the initial public offering; and (ii) the Company’s Change in Control (as such term is defined in the Company’s Equity Plan). Notwithstanding the foregoing, if, as of the date of grant of the Performance Option, the fair market value of the stock underlying the Performance Option is greater than $4.01 per share, then the number of shares subject to the Performance Option shall be increased as of such date (such increase, the “Performance Additional Number”) as follows: first, the Company will multiply the Performance Initial Number by the excess of the per share fair market value over $4.01; second, the Company will divide such product by $4.01; and third, the Company will round up such quotient to the nearest whole share.

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6.3 Short-Term Option. The third Option (the “Short-Term Option”) will consist of an option to purchase 249,377 Company common shares (which represents approximately $1,000,000 worth of Company common shares at a fair market value of $4.01). The Short-Term Option will have an exercise price equal to the lower of $4.01 per share or the fair market value on the date of grant. The Short-Term Option will be fully vested on the date of grant, but will expire on December 15, 2017 if not exercised and purchased prior to such date.

(i) Gross-Up on Discount. If the exercise price of the Short-Term Option is below the fair market value on the date of grant (such difference, the “Discount”), and the exercise of the Short-Term Option results in taxable ordinary income to Executive as a result of such Discount, then the Company shall pay, and Executive shall be entitled to receive, an additional payment (a “Gross-Up Payment”) in an amount such that after the payment of all taxes (including, without limitation, any income or employment taxes, any interest or penalties imposed with respect to such taxes, and any additional excise tax) on the Discount and on the Gross-Up Payment, Executive shall retain an amount equal to the full Discount. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to have: paid federal income taxes at the highest marginal rate of federal income and employment taxation for the calendar year in which the Gross-Up Payment is to be made, and paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

7.         Proprietary Information Obligations.

7.1 Employee Confidential Information and Inventions Assignment Agreement. As a condition of employment, and in consideration for the benefits provided for in this Agreement (including but not limited to the Options), Executive shall sign and comply with the Employee Confidential Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”). In addition, Executive agrees to abide by the Company’s policies and procedures, as may be modified from time to time within the Company’s discretion.

7.2 Third-Party Agreements and Information. Executive represents and warrants that: (a) Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, (b) Executive will perform Executive’s duties to the Company without violating any such agreement, and (c) Executive has disclosed to the Company in writing any agreement Executive may have with any third party (e.g., a former employer) that may limit Executive’s ability to perform Executive’s duties to the Company, or which could present a conflict of interest with the Company, including but not limited to disclosure (and a copy) of any contractual restrictions on solicitations or competitive activities. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

8.         Outside Activities and Non-Competition During Employment.

8.1 Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and written consent of the Board, Executive may engage in other types of business or public activities. The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict or compete with Executive’s duties to the Company or its affiliates.

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8.2 Non-Competition During Employment. Throughout Executive’s employment with the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, Executive will be subject to certain restrictions (including restrictions continuing after Executive’s employment ends) under the terms of the Proprietary Information Agreement.

9.         Termination of Employment; Severance and Change in Control Benefits.

9.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or Good Reason (as defined below) or advance notice.

9.2 Termination Without Cause or Resignation for Good Reason Unrelated to Change in Control. In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability) or Executive resigns for Good Reason, in either case, at any time except during the Change in Control Period (as defined below) then provided such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive satisfies the Release Requirement in Section 10 below and remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following “Severance Benefits”:

(i) Severance Payment. Severance pay in the form of a lump sum payment equal to 12 months of Executive’s final Base Salary for the year in which the termination date occurs, payable within sixty (60) days following the termination date and subject to required payroll deductions and tax withholdings (the “Severance Payment”); provided, however that, if the period for satisfaction of the Release Requirement (as defined below) begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. For such purposes, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.

(ii) Health Care Continuation Coverage Payments.

(a) COBRA Premiums. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the termination date and ending twelve (12) months after the termination date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.

(b) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or that it is otherwise not administratively reasonable to do so, regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Executive’s eligible dependents), less required payroll deductions and withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

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(iii) Equity Acceleration. Notwithstanding anything to the contrary set forth in the Equity Plan or award agreement, effective as of Executive’s employment termination date, the portion of the then-unvested Time-Based Option that would have vested and become exercisable within the 12 month period following such termination will become immediately vested and exercisable by Executive upon such termination and shall remain exercisable, if applicable, following Executive’s termination as set forth in the applicable equity award documents.

9.3 Termination Without Cause or Resignation for Good Reason During Change in Control Period. In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability) at any time during the Change in Control Period or Executive resigns for Good Reason at any time during the Change in Control Period, in lieu of (and not additional to) the Severance Benefits described in Section 9.2, and provided that Executive satisfies the Release Requirement in Section 10 below and remains in compliance with the terms of this Agreement, the Company shall instead provide Executive with the following “CIC Severance Benefits”. For the avoidance of doubt: (A) in no event will Executive be entitled to severance benefits under Section 9.2 and this Section 9.3, and (B) if the Company has commenced providing Severance Benefits to Executive under Section 9.2 prior to the date that Executive becomes eligible to receive CIC Severance Benefits under this Section 9.3, the Severance Benefits previously provided to Executive under Section 9.2 of this Agreement shall reduce the CIC Severance Benefits provided under this Section 9.3:

(i) CIC Severance Payment. Severance pay in the form of a lump sum payment equal to 24 months of Executive’s final Base Salary for the year in which the termination date occurs, payable within sixty (60) days following the termination date and subject to required payroll deductions and tax withholdings (the “CIC Severance Payment”); provided, however that, if the period for satisfaction of the Release Requirement (as defined below) begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. For such purposes, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.

(ii) CIC Health Care Continuation Coverage Payments.

(a) COBRA Premiums. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“CIC COBRA Premiums”) through the period starting on the termination date and ending twenty-four (24) months after the termination date (the “CIC COBRA Premium Period”); provided, however, that the Company’s provision of such CIC COBRA Premium benefits will immediately cease if during the CIC COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the CIC COBRA Premium Period, Executive must immediately notify the Company of such event.

(b) Special Cash Payments in Lieu of CIC COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the CIC COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or that it is otherwise not administratively reasonable to do so, regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Executive’s eligible dependents), subject to applicable tax withholdings (such amount, the “Special CIC Cash Payment”), for the remainder of the CIC COBRA Premium Period. Executive may, but is not obligated to, use such Special CIC Cash Payments toward the cost of COBRA premiums.

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(iii) Equity Acceleration. Notwithstanding anything to the contrary set forth in the Equity Plan or award agreement, effective as of Executive’s employment termination date, the then-unvested portion of the Time-Based Option will become immediately vested and exercisable by Executive upon such termination and shall remain exercisable, if applicable, following Executive’s termination as set forth in the applicable equity award documents.

9.4 Termination for Cause; Resignation Without Good Reason; Death or Disability. Executive will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits and CIC Severance Benefits listed in Sections 9.2 and 9.3 above, if the Company terminates Executive’s employment for Cause, Executive resigns Executive’s employment without Good Reason, or Executive’s employment terminates due to Executive’s death or disability.

9.5 Other. If Executive materially breaches any continuing obligations to the Company (including but not limited to any material breach of the Proprietary Information Agreement) during the period of time that Executive is receiving any Severance Benefits or CIC Severance Benefits, Executive will forfeit Executive’s entitlement to any then unpaid Severance Benefits (or CIC Severance Benefits, as applicable), and the Company’s obligation to continue to pay or provide such benefits will immediately terminate as of the date of Executive’s material breach.

10.         Conditions to Receipt of Severance Benefits. To be eligible for any of the Severance Benefits or CIC Severance Benefits pursuant to Sections 9.2 or 9.3 above, Executive must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company and the Executive (the “Release”) within the applicable deadline set forth therein, but in no event later than forty-five (45) days following Executive’s termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). No Severance Benefits will be provided hereunder prior to the Release Effective Date. Accordingly, if Executive breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Executive’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement.

11.         Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the

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expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for Executive to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year. To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.

12.         Section 280G; Limitations on Payment.

12.1 If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the

“Pro Rata Reduction Method”).

12.2 Notwithstanding any provision of Section 12.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

12.3 Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required by this Section 12.

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The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

12.4 If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 12.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 12.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 12.1, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

13.         Definitions.

13.1 Cause. For the purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) Executive’s willful and continued failure or refusal to: a) follow lawful and reasonable policies and regulations of the Company or its affiliates; or b) to perform the assigned duties of his employment with the Company or its affiliates; (iii) unprofessional, unethical, immoral or fraudulent conduct by Executive that is materially detrimental to the reputation, character and standing of the Company or any affiliate; or (iv) Executive’s material breach of this Agreement, the Proprietary Information Agreement, or any written Company agreement or policies so long as, in any case, with respect to items (ii)-(iv) above, (x) the Company has provided notice to the Executive setting forth in reasonable detail the specific conduct of the Executive that constitutes Cause within thirty (30) days of the date the Company first becomes aware of its existence, (y) the Executive has failed to cure such conduct (if such conduct is capable of being cured) within thirty (30) days following the date of receipt of such notice, and (z) the Company has terminated the Executive’s employment within thirty (30) days following such failure to cure.

13.2 Change in Control. For the purposes of this Agreement, “Change in Control” shall have the meaning described in the Company’s Equity Plan.

13.3 Change in Control Period. For the purposes of this Agreement, “Change in Control Period” means the time period commencing three (3) months before the effective date of a Change in Control and ending on the date that is twelve (12) months after the effective date of a Change in Control.

13.4 Good Reason. “Good Reason” means the occurrence of any of the following events without Employee’s prior written consent: (A) a material reduction in Base Salary, (B) any material diminution in the Executive’s authority, duties or responsibilities, (C) a relocation of the Executive’s principal place of employment to a location that increases Executive’s one-way commute from the Executive’s principal place of employment under Section 1.2 by more than 25 miles, or (D) any material breach by the Company of any material obligation under this Agreement or any written agreement between the Executive and the Company, so long as, in any case, (x) the Executive has provided notice to the Company setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason within thirty (30) days of the date the Executive first becomes aware of its existence, (y) the Company has failed to cure such conduct within thirty (30) days following the date of receipt of such notice, and (z) the Executive has terminated his employment within thirty (30) days following such failure to cure.

14.         Dispute Resolution. Executive shall agree to and execute the standard terms of the Mutual Agreement to Arbitrate Claims (MAAC) with Company, provided to Executive separately and executed concurrently herewith.

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15.         General Provisions.

15.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

15.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

15.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

15.4 Complete Agreement. This Agreement, together with the Proprietary Information Agreement and MAAC, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and replaces any other agreements or promises made to Executive by anyone concerning Executive’s employment terms, compensation or benefits, whether oral or written (including but not limited any agreements or promises with or from the Company or any of its affiliates or predecessors). It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

15.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

15.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

15.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

15.8 Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

15.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

9.

15.10 Allowable Disclosures. Notwithstanding anything to the contrary in this Agreement or elsewhere, nothing shall prohibit the Executive from reporting violations or possible violations of law or regulation to a governmental agency or other entity, including but not limited to the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the U.S. Commodity Futures Trading Commission, the U.S. Consumer Financial Protection Bureau, the U.S. Department of Justice, the U.S. Congress, any agency Inspector General, the U.S. Equal Employment Opportunity Commission or the U.S. National Labor Relations Board (the “Government Agencies”), and the Executive shall not be required to provide notification to, or receive prior approval from, the Company regarding any such report. The Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore, this Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies. Notwithstanding the foregoing, nothing herein shall constitute a waiver by the Company of the attorney-client privilege, the attorney work-product doctrine, or applicable company policy.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

1LIFE HEALTHCARE, INC.

By:	/s/ Bruce Dunlevie
Bruce Dunlevie

EXECUTIVE

/s/ Amir Dan Rubin
AMIR DAN RUBIN

10.

Amendment to 1Life Healthcare, Inc. Agreement for Amir Dan Rubin

This Amendment to the Agreement entered into between 1Life Healthcare (“Company”) and Amir Dan Rubin (“Executive”) dated June 27, 2017 (“Agreement”) is made and entered into by and among Company and Executive (“Amendment”) and will become effective upon execution of the Amendment by both parties. Capitalized terms not defined herein shall have the same meanings ascribed to such terms in the Agreement. The Agreement is hereby modified as follow:

A. Section 9.3 (iii) is deleted and replaced with the following:

9.3 Termination without Cause or Resignation for Good Reason During Change in Control

* * *

(iii) Equity Acceleration. Notwithstanding anything to the contrary set forth in the Equity Plan or award agreement, effective as of Executive’s employment termination date, the then-unvested portion of the Time-Based Option and any other equity grant the Executive receives during his employment with 1Life, will become immediately vested and exercisable by Executive upon such termination and shall remain exercisable, if applicable, following Executive’s termination as set forth in the applicable equity award documents.

B. Section 9.3 (iv) is added as follows:

9.3 Termination without Cause or Resignation for Good Reason During Change in Control

* * *

(iv) Target Incentive Payment. A payment equal to one hundred percent of the target incentive amount for the year in which severance is triggered in accordance with the terms of the cash incentive program applicable to Executive at the time (“Target Incentive Payment”). The incentive payment will be paid to Executive in a lump sum at the same time as the CIC Severance Payment in accordance with the terms described in section 9.3 (i).

C. Section 13.1 is deleted and replaced with the following:

13.1 Cause. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Executive’s conviction or plea of guilty or nolo contendre to any felony or a crime of moral turpitude; (ii) Executive’s willful and continued failure or refusal to a) follow any reasonable, lawful directives of the Board; b) to perform the assigned duties of his employment with the Company or its affiliates; (iii) Executive’s willful dishonesty, fraud, or material misconduct with respect to the business or affairs of the Company; (iv) Executive’s intentional, material violation of any contract or agreement with the Company or of any statutory duty owed to the Company; or (v) Executive’s gross misconduct so long as with respect to items (ii)-(v), (x) the Company has provided notice to the Executive setting forth in reasonable detail the specific conduct of the Executive that constitutes Cause within thirty (30) days of the date the Company first becomes aware of its existence, (y) the Executive has failed to cure such conduct (if such conduct is capable of being cured) within thirty (30) days following the date of receipt of such notice, and (z) the Company has terminated the Executive’s employment within thirty (30) days following such failure to cure.

D. Section 13.4 is deleted and replaced with the following:

13.4 Good Reason. “Good Reason” means the occurrence of any of the following events without Executive’s prior written consent: (i) a material reduction in the amount of aggregate cash compensation which Executive has the opportunity to earn, or failure by the company to pay such compensation; (ii) Executive is required by the Company to relocate his primary work location by more than 25 miles; (iii) a material adverse reduction in Executive’s duties, authority or responsibilities, but excluding any change in title that does not represent a material adverse reduction in Executive’s duties, authority or responsibilities as existed immediately prior to such change in title and (iv) a material breach by the Company under this agreement or any written agreement between the Executive and the Company.

For purposes of clause (iii) above, if the Company is operated as a separate subsidiary or business unit following a Change of Control, Executive will be deemed to have suffered a material adverse reduction in duties, authority or responsibilities if Executive fails to be named the CEO of the buyer or resulting parent entity. In order to effect a Resignation for Good Reason, Executive must notify the Board within 30 days after the first occurrence of the event described above, the Company must fail to cure such event within 30 days after receiving written notice, and Executive’s resignation date must be no later than 60 days after the expiration of the Company’s cure period (unless otherwise mutually agreed).

Except as expressly modified by this Amendment, all other terms of the Agreement remain in full force and effect. In the event of any conflict between this Amendment and the Agreement, this Amendment shall control with respect to any such conflict.

IN WITNESS WHEREOF, the Parties have executed this Addendum on the date and year written below.

1Life HealthCare, Inc.

By	/s/ Kalen Holmes	Date: 1/17/2020
Kalen Holmes
Director

Executive

By	/s/ Amir Dan Rubin	Date: 1/17/2020
Amir Dan Rubin
Chair & CEO & President